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                                                                       Exhibit 5


                           Morgan, Lewis & Bockius LLP


                                                               December 19, 2000


eSpeed, Inc.
One World Trade Center, 103rd Floor
New York, New York  10048


Re:      Registration Statement on Form S-3
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Ladies and Gentlemen:


We have acted as counsel to eSpeed, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to an aggregate of 500,000 shares of Class A common stock, par value $.01 per share (the "Shares"), of the Company which are to be offered and sold pursuant to the Company's Non-Qualified Employee Stock Purchase Plan (the "Plan").

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, the Second Amended and Restated By-Laws of the Company and the Plan. We have also reviewed such other documents, records, resolutions, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.


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Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Plan, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,



/s/  MORGAN, LEWIS & BOCKIUS LLP